UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
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Crawford & Company

(Name of Registrant as Specified In Its Charter)

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March 28, 2007

Dear Shareholder:

You are cordially invited to attend the Company’s 2007 Annual Meeting of Shareholders which will be held on Thursday, May 3, 2007, beginning at 2:00 p.m. at the Company’s headquarters, 5620 Glenridge Drive, N.E., Atlanta, Georgia, 30342.

The official Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the meeting and the various matters on which the shareholders will act.

As is our custom, a brief report will be made at this meeting on the Company’s 2006 activities and the outlook for 2007. We hope you will be able to attend the meeting. Whether or not you plan to attend, it is important that you sign and return your Proxy promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Thomas W. Crawford,
President and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS To be Held on May 3, 2007
VOTING AT THE ANNUAL MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
REPORT OF THE NOMINATING/CORPORATE GOVERNANCE/COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
STOCK OWNERSHIP INFORMATION
INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 — TO APPROVE THE 2007 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
PROPOSAL 3 — TO APPROVE THE MANAGEMENT TEAM INCENTIVE COMPENSATION PLAN
PROPOSAL 4 — RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL 5 — SHAREHOLDER PROPOSAL
“MAXIMIZE VALUE RESOLUTION
AUDIT COMMITTEE REPORT
FORM 10-K
SHAREHOLDER PROPOSALS
OTHER MATTERS
EXPENSES OF SOLICITATION
CRAWFORD & COMPANY 2007 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
CRAWFORD & COMPANY 2007 MANAGEMENT TEAM INCENTIVE COMPENSATION PLAN

Crawford & Company
P.O. Box 5047
Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held in the Home Office Building of the Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia, 30342, on Thursday, May 3, 2007, at 2:00 p.m. local time, for the following purposes:

1. To elect nine (9) Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2. To consider and vote on a Company proposal adopting the 2007 Non-Employee Director Stock Option Plan.

3. To consider and vote on a Company proposal adopting the Management Team Incentive Compensation Plan.

4. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2007 fiscal year;

5. To consider and vote on a shareholder proposal entitled the “Maximize Value Resolution,” and

6. To transact any and all other such business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 28, 2007. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 6, 2007 will be entitled to vote at the meeting and any adjournment or postponement thereof.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia
March 28, 2007

It is important that your shares of Class B Common Stock be represented at the Meeting whether or not you are personally able to be present. Accordingly, if you do not plan to attend the Meeting, please complete and sign the enclosed Proxy and return it in the accompanying postage prepaid envelope.

This Proxy is solicited by the Board of Directors. Proxies are not being solicited with respect to the shares of Class A Common Stock of the Company.

Crawford & Company
P.O. Box 5047
Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 3, 2007

You are receiving this Proxy Statement and the accompanying Proxy Card (“Proxy”) from us because you own shares of common stock in Crawford & Company (the “Company”). Only shareholders of Class B Common Stock of the Company are entitled to vote. The Proxy Statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this Proxy Statement and the form of Proxy to shareholders on or about March 28, 2007. The Annual Report of the Company for the fiscal year ended December 31, 2006 is also enclosed herewith.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders, and any adjournment or postponement thereof, will be held in the Home Office Building of the Company, located at 5620 Glenridge Drive, N.E., Atlanta, Georgia, on Thursday, May 3, 2007 at 2:00 p.m., local time.

Who May Vote

Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 6, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 24,697,172 shares of Class B Common Stock, each share being entitled to one vote.

Additionally, for information only, this Proxy Statement is being mailed to shareholders of Class A Common Stock of the Company as of the Record Date. Shares of Class A Common Stock are not entitled to vote at the Annual Meeting of Shareholders. Accordingly, no Proxy is being requested and no Proxy should be sent with respect to such shares.

Quorum for the Annual Meeting and Votes Required

A majority of the issued and outstanding shares of Class B Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at such meeting. Proxies voted to withhold authority, abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) Director nominees. Cumulative voting is not permitted. The nine nominees for Director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected Directors. Votes withheld, abstentions, and broker non-votes, will have no effect on the outcome of the election of Directors.

The vote required under Georgia law for the proposal to approve the 2007 Non-Employee Director Stock Option Plan is a majority of the shares of Class B Common Stock present in person or represented by Proxy. For this purpose, abstentions are neither counted as votes cast for or against this proposal. In addition, to satisfy the New York Stock Exchange (“NYSE”) listing standards, the proposal must also receive the affirmative vote of a majority of the votes cast on this proposal provided that the total number of votes cast on this matter represents greater than 50% of the Company’s outstanding shares entitled to vote. For purposes of the NYSE listing standard, abstentions are counted as votes cast on this proposal and, as a result have the same effect as a vote against the proposal. The vote required for the approval of the Management Team Incentive Compensation Plan, the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year 2007 and to pass the shareholder proposal entitled the “Maximize Value Resolution,” is, respectively, a majority of the shares of Class B Common Stock present in person or represented by Proxy.

How to Vote

You may attend the Annual Meeting and vote your shares in person, or you may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is revoked. If you sign your Proxy and return it without marking any voting instructions, your shares will be voted FOR the election of all Director nominees, FOR the adoption of the 2007 Non-Employee Director Stock Option Plan, FOR the adoption of the Management Team Incentive Compensation Plan, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for 2007, AGAINST the shareholder proposal entitled “Maximize Value Resolution”, and in the discretion of the persons named as proxies on all other matters that may come before the Annual Meeting or any adjournment or postponement thereof.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your Proxy.

•	Voting by Internet. You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Proxy. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your Proxy.

If you are a shareholder whose shares are held in a “street name”, (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

The Company encourages shareholders who hold shares in a street name to provide instruction to that record holder by voting their Proxy. Providing voting instructions ensures that shares will be voted at the meeting. If shares are held through a brokerage account, the brokerage firm under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the election of directors, brokerage firms have authority under NYSE rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. The proposal relating to the election of directors and the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year 2007 are routine matters.

On “non-routine” matters, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted for or against the non-routine matter. The proposals to approve the 2007 Non-Employee Director Stock Option Plan, the Management Team Incentive Compensation Plan, and the Shareholder Proposal entitled “Maximize Value Resolution” are non-routine matters.

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by the execution of another Proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their Proxy and vote in person if they so desire.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

The Board of Directors of the Company has fixed the number of Directors constituting the full Board at nine and has nominated the nine persons listed below as Directors, to hold office until the next Annual Meeting and until their successors are elected and qualified. Each nominee was elected by the shareholders at the last Annual Meeting on May 2, 2006. If, at the time of the Annual Meeting, any of the nominees should be unable to serve, the persons named in the Proxy will vote for substitute nominees selected by the Board of Directors. The Company has no reason to believe that any of the nominees will not be available for election as a Director.

Nominee Information

The following table gives certain information as to each person nominated by the Board of Directors for election as a Director:

			Director
Name	Age	Principal Occupation And Directorships	Since

J. Hicks Lanier	66	Chairman of the Board and Chief Executive Officer of Oxford Industries, Inc., a manufacturer of apparel products; Director of Genuine Parts Company, and SunTrust Banks, Inc.	1976
Jesse C. Crawford	58	President of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects.	1986
Larry L. Prince	68	Chairman of the Executive Committee of the Board of Directors of Genuine Parts Company, a service organization engaged in automotive and industrial parts and office products distribution; Director of Equifax, Inc., SunTrust Banks, Inc., and John H. Harland Co.	1987
E. Jenner Wood, III	55	Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group; Director of Oxford Industries, Inc., and Georgia Power Company.	1997
Clarence H. Ridley	64	Chairman of the Board of Haverty Furniture Companies, Inc. a furniture retailer, Director of STI Classic Funds and Variable Trust.	2004
Robert T. Johnson	71	Retired Partner of Arthur Andersen LLP.	2004
James D. Edwards	63	Retired Partner of Arthur Andersen LLP, Director of IMS Health Incorporated, Transcend Services, Inc., and Huron Consulting Group, Inc.	2005
Thomas W. Crawford	64	President and Chief Executive Officer of the Company.	2005
P. George Benson	60	President of the College of Charleston, Director of Nutrition 21, Inc., and AGCO, Inc.	2005

Mr. Prince retired as Chairman of the Board of Genuine Parts Company on March 31, 2005, a position he had held since 1990. He was also Chief Executive Officer of Genuine Parts Company from 1990 until August 2004. Mr. Wood was appointed to his present position in June 2002, was appointed Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Georgia in March 2001 and was appointed President of SunTrust Bank, Georgia in October 2000. Mr. Johnson retired as a partner of Arthur Andersen LLP in 1993. Mr. Edwards retired in April 2002 as managing partner-global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Thomas W. Crawford was appointed President and Chief Executive Officer of the Company on September 1, 2004. From June 1998 until his retirement in January 2003 he was President of the Retail Distribution division of Prudential Financial, Inc., and from May 2004 until September 2004 he was Chairman of The Bodie Group, Inc., a business consulting firm. Dr. Benson was appointed to his present position February of 2007. From June 1998 until

January 2007 he was Dean of the Terry College of Business at the University of Georgia. The principal occupation or employment of each of the other nominees during the past five years has been as indicated in the above table.

Director Independence

A majority of the directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the board and to the Company by reason of their experience and wisdom. To be considered independent under the NYSE rules, the director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. The board has established the following categorical independence standards to assist it in determining director independence.

1. In no event will a director be considered “independent” if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries;

•	an immediate family member of the director was employed by the Company or any of its direct or indirect subsidiaries as an executive officer;

•	the director or any immediate family member received more than $100,000 per year in direct compensation from the Company or any of its direct or indirect subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (as long as such compensation is not contingent in any way on continued service);

•	the director was employed by or affiliated with the Company’s present or former independent auditor or internal auditor;

•	an immediate family member of the director was employed in a professional capacity by the Company’s present or former independent auditor or internal auditor;

•	an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer; or

•	the director was an executive officer or an employee, or an immediate family member of the director was an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

2. The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the indebted company; and

•	if a director serves as an executive officer, director or trustee, or an immediate family member of the director serves as an executive officer, of a charitable organization and the Company’s charitable contributions to the organization in any of the last three fiscal years, in the aggregate, are less than (1) one percent of that organization’s latest publicly available consolidated gross revenues (or annual charitable receipts, if revenue information is not available) or (2) $50,000, whichever is greater.

The Board has determined, pursuant to the listing standards of the NYSE, that all Directors standing for election are independent for purposes of serving on the Board of Directors, except Thomas W. Crawford. The companies with which Mr. Prince and Mr. Wood are affiliated, Genuine Parts Company and SunTrust Banks, Inc., respectively, are customers of the Company and the Company is a customer of SunTrust Banks, Inc. The Board has determined that the payments to the Company or from the Company with respect to Genuine Parts Company and SunTrust Banks, Inc., as a percentage of either entities’ consolidated gross revenue are immaterial as affecting each director’s independence. In addition, SunTrust Banks, Inc. is a lender to the Company. The Board has determined that these loans do not affect the independence of Mr. Wood, since the annual repayments and interest payments on the loans by the Company, and the outstanding total loan balance itself, are not material when compared to the consolidated gross annual revenues of SunTrust Banks, Inc. For purposes of the Company’s Audit Committee, Mr. Johnson, Mr. Lanier, Mr. Edwards and Mr. Prince are independent under the NYSE listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, and Mr. Johnson and Mr. Edwards are Audit Committee Financial Experts as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. There are no family relationships among the director nominees.

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has three standing committees. The Executive Committee consists of Jesse C. Crawford as Chairman, and Larry L. Prince, Thomas W. Crawford and E. Jenner Wood, III as members. The Audit Committee consists of Robert T. Johnson as Chairman, and J. Hicks Lanier, Larry L. Prince and since November 15, 2006 James D. Edwards as members. The Nominating/Corporate Governance/Compensation Committee consists of J. Hicks Lanier as Chairman, and E. Jenner Wood, III, Clarence H. Ridley and since February 7, 2006, James D. Edwards and P. George Benson as members. Mr. Robert T. Johnson was a member of the Nominating/Corporate Governance/Compensation Committee from April 27, 2004 to February 7, 2006.

The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held five meetings during 2006.

The Audit Committee appoints or discharges the Company’s independent auditors, reviews with the independent auditors the audit plan and results of the audit engagement, reviews the scope and results of the Company’s internal auditing procedures and the adequacy of its accounting controls, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, and approves the independent auditor’s audit and non-audit fees. The Committee also reviews and approves related party transactions, in accordance with the Company’s Related Party Transactions Policy. The Company’s Related Party Transactions Policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, senior officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. The Committee has adopted a written charter, approved by the Board of Directors. The Audit Committee held five meetings during 2006.

The Nominating/Corporate Governance/Compensation Committee actively reviews and selects director nominees for the Board, advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices and formulates and approves salaries, grants of stock options, performance share units and restricted stock and other compensation to the Chief Executive Officer and, upon recommendation by the Chief Executive Officer, salaries, grants of stock options, performance share units and restricted stock and other compensation for all other officers of the Company. The Board of Directors has determined that all members of the Nominating/Corporate Governance/Compensation Committee are independent pursuant to the NYSE Listing Rules. The Nominating/Corporate Governance/Compensation Committee has adopted a written charter, approved by the Board of Directors. The Nominating/Corporate Governance/Compensation Committee identifies and evaluates nominees for director according to the guidelines stated in this written charter. The Nominating/Corporate Governance/Compensation Committee will consider director candidates recommended by shareholders. See “Communications with the Board, Board Attendance at Annual Meetings, Shareholder Nominees” below. This Committee held two meetings in 2006. For additional information about the Nominating/Corporate Governance/Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

Non-management and independent directors meet regularly without management participation. During 2006 there were four such meetings. The Presiding Director for each of these meeting was Jesse C. Crawford.

During 2006, the Board of Directors held seven meetings. Each of the Company’s Directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and committees thereof of which such Director was a member, with the exception of Clarence H. Ridley, who attended 56%.

The Company’s Corporate Governance Guidelines, Committee Charters, and Code of Business Conduct are available on its website at www.crawfordandcompany.com and are available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia 30342.

Director Compensation

The following table provides compensation information for the one-year period ended December 31, 2006 for each non-executive member of our Board of Directors.

DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned		Stock	Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards	Awards(2)	Compensation	Earnings	Compensation	Total

J. Hicks Lanier	$52,000	—	$5,704	—	—	—	$57,704
Jesse C. Crawford	50,000	—	5,704	—	—	—	55,704
Larry L. Prince(3)	37,000	—	5,704	—	—	—	42,704
E. Jenner Wood, III	33,000	—	5,704	—	—	—	38,704
Clarence H. Ridley	25,000	—	5,704	—	—	—	30,704
Robert T. Johnson	57,000	—	5,704	—	—	—	62,704
James D. Edwards	27,000	—	5,704	—	—	—	32,704
P. George Benson	28,000	—	5,704	—	—	—	33,704

(1)	During 2006 each non-executive director of the Company received a quarterly fee of $5,000 and $1,000 for each Board of Directors and Committee meeting attended. The Chairman of each Committee received an additional fee of $5,000 per quarter with the exception of the Chairman of the Audit Committee, who received $6,000 per quarter. See Summary Compensation Table for Disclosure related to Thomas W. Crawford who is also an Executive Officer of the Company

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment.” (“SFAS 123(R)”) See Note 16 of the consolidated financial statements in the Company’s Annual Report for year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the awards to each director, computed in accordance with SFAS 123(R), is $5,704. The awards were made pursuant to the terms of the 1997 Non-Employee Director Stock Option Plan, each non-employee director elected at the 2006 Annual Meeting on May 2, 2006 received an option for 3,000 shares of the Company’s Class A Common Stock at a price of $6.00 per share, the fair market value of the Class A Common Stock on that date. The options are non-transferable; are exercisable at any time after grant; and lapse on the date the holder is no longer a Director, if that occurs on or before the fifth anniversary of the grant date, or otherwise on the tenth anniversary of the grant date. At fiscal year end December 31, 2006 the aggregate number of option awards outstanding for each director was as follows: J. Hicks Lanier 42,000; Jesse C. Crawford 36,000; Larry L. Prince 42,000; E. Jenner Wood, III 42,000; Clarence H. Ridley 24,000; Robert T. Johnson 21,000; James D. Edwards 21,000; P. George Benson18,000.

(3)	Mr. Prince elected to defer his compensation for 2006 pursuant to the Company’s Deferred Compensation Plan.

Communications with the Board, Board Attendance at Annual Meetings, Shareholder Nominees

Individuals may communicate with the Board by sending a letter to Board of Directors, Crawford & Company, P. O. Box 1261, Tucker, Georgia 30085-1261. Your letter will be shared with all members of the Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-management directors should be addressed to “Presiding Director,” Board of Directors, Crawford & Company at this same address.

The Company encourages all Directors to attend the Company’s Annual Meeting and facilitates the scheduling of the Annual Meeting to accommodate all Directors. The Company also holds a full Board meeting the same day as the Annual Meeting to further encourage all Directors to attend the Annual Meeting. At the last Annual Meeting all then current Directors attended.

Any shareholder, who is the continuous record owner of at least one percent (1%) of the common stock of the Company for at least one year prior to the submission of the candidate and who provides a written statement that he or she intends to continue ownership of the shares through the Annual Meeting of Shareholders, may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s By-laws and the submission must be made to the Nominating/Corporate Governance/Compensation Committee at P. O. Box 1261, Tucker, Georgia 30085, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating/Corporate Governance/Compensation Committee will review all candidates submitted by Shareholders for consideration as nominees pursuant to its general practices and the guidelines stated in its charter before submitting any nominee to the full Board of Directors for consideration.

Shareholder Vote

Each share of Class B Common Stock may:

•	vote FOR the election of the 9 nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the 9 nominees.

The 9 nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. Cumulative voting is not permitted. Votes withheld, or abstentions, and broker non-votes, will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR its nominees for Directors.

EXECUTIVE COMPENSATION

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE/COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The Company’s executive compensation is administered by the Nominating/Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors. The Committee has received and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. HICKS LANIER, CHAIRMAN
E. JENNER WOOD, III
CLARENCE H. RIDLEY
JAMES D. EDWARDS
P. GEORGE BENSON

COMPENSATION DISCUSSION AND ANALYSIS

The fundamental philosophy of the Committee is to ensure that the compensation programs of the Company will attract and retain key executives critical to its long-term success through the establishment of a performance-oriented environment that rewards the achievement of strategic management goals, with the attendant enhancement of shareholder value. This Compensation Discussion and Analysis focuses on compensation to the Named Executive Officers of the Company listed on page 12 of this Proxy Statement and provides additional information regarding compensation to key executive officers of the Company.

Role of the Committee

The role of the Committee among other responsibilities, is (1) to annually review and approve the Company’s goals and objectives relevant to CEO and senior executive compensation, including as the Committee deems appropriate, consideration of the Company’s performance and relative stockholder return, the value of similar incentive awards to officers at comparable companies, the awards given to the officers in past years and such other factors as the Committee deems relevant, and evaluate the CEO’s and the other senior executives’ performance in light of those goals and objectives, (2) to review and approve the adoption, terms and operation of the Company’s compensation plans for all directors, officers and other senior executives, including incentive-compensation plans and equity-based plans, and (3) to grant stock options, performance share units, restricted stock and other discretionary awards under the Company’s incentive-compensation and equity-based plans.

Role of Executive Officers in Executive Compensation Matters

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Committee and the Committee takes action with respect to such compensation; however, the Committee does delegate some of its functions to the Chief Executive Officer in setting compensation.

Compensation Consultants

The Committee’s Charter provides for the Committee to retain and terminate, as deemed necessary, any compensation consultant to be used to assist in the evaluation of director, CEO or executive compensation. The Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. Historically, the Committee has not regularly engaged a consultant related to executive and/or director compensation matters. However, in 2005 the Committee did engage Pearl Meyer of Steven Hall & Partners for advice in designing the compensation of Mr. Isaac and certain other lead executives of The Garden City Group, Inc., a wholly-owned subsidiary of the Company. Beginning in 2007, the Committee has engaged Mercer Human Resource Consulting to review and advise it on executive and general compensation matters.

Elements of Compensation

The Company does not have an exact formula for allocating between cash and non-cash compensation to its executive officers. Compensation is generally paid as earned. Each executive’s current and prior compensation is considered in setting future compensation. In addition, the Company reviews the compensation practices of other companies. To some extent, our compensation plan is based on the market and the companies we compete against for executives. There are three key elements in the Company’s executive compensation program:

Pay Element	What the Element Rewards	Purpose of the Pay Element

Base Salary	Individual job performance and merit.	Ensure internal equity among executives. Provide competitive compensation. Align interests of executives with interests of shareholders by setting overall compensation in line with Company’s pre-tax earnings.
Annual Incentives	Achievement of targeted operating earnings.	Provides focus on meeting annual earnings goals that lead to our long-term success.
Long-term Incentives	Increase in shareholder value. Vesting periods designed to encourage employee retention.	The combination of options, restricted stock and performance share units provides a blended focus on: • Increase in stock price • Operating earnings • Executive ownership of stock

Base Salary Compensation

The Company has established a comprehensive Wage and Salary Administration Policy applicable to the Company and its U.S. subsidiaries. This Policy includes a program for grading each position, including those of the U.S. Executive Officers of the Company, to ensure internal equity. Additionally, the Policy sets forth grade levels and salary ranges for those grade levels, and provides for annual merit increases tied to individual job performance as measured through annual performance reviews. Based on published national surveys, the Company annually establishes merit increase budgets as a percent of current salaries and any increases in salary ranges for the next fiscal year. Generally, the Company is at the midpoint of projected merit salary increases and salary range adjustments as reflected in the national surveys, with some adjustment up or down depending on prior year pre-tax earnings and revenues of the Company. Consistent with the overall merit increase percentage, the Company establishes guidelines for individual salary adjustments based on the individual’s performance rating. The base salaries for all employees other than the Chief Executive Officer are determined in this manner.

The Committee initially establishes and re-evaluates the salary of the Chief Executive Officer on an annual basis. In re-evaluating the base salary for the Chief Executive Officer, the Committee looks primarily at the pre-tax earnings of the Company in the preceding fiscal year as compared to the prior fiscal year. The Committee also takes into account external circumstances which may have impacted that performance which were not within the control of the Company or its Executive Officers, the increases in the base salaries of other employees of the Company, and the Committee’s assessment of the personal performance of the Chief Executive Officer during the preceding year. For both establishing and re-evaluating the base salary of the Chief Executive Officer, the Committee also looks at market conditions, both within the Company’s industry peer group and otherwise. For the 2006 fiscal year, the Committee established the base salary of the Chief Executive Officer, Mr. T. W. Crawford, at $700,000 per annum.

Annual Incentive Compensation

Under the Company’s 1996 Incentive Compensation Plan, which covers all U.S. key employees of the Company (other than the Chief Executive Officer, Chief Operating Officer Global Property & Casualty, Executive Vice President — Financial Administrative Services and employees of The Garden City Group, Inc. and Broadspire Management Services, Inc.), at the beginning of each fiscal year the Committee establishes pre-tax earnings and revenue thresholds, as well as targeted pre-tax earnings. A bonus pool is created for sales and marketing key employees based principally on increases in revenues above the threshold amount, while the bonus pool for other participants is based primarily on growth in pre-tax earnings from the threshold amount up to the targeted pre-tax earnings. The Committee has the discretion to modify the formula for any bonus pool. The bonus pool is allocated by Mr. T. W. Crawford, the Company’s Chief Executive Officer, to the business units and staff departments based on his assessment of performance of the business unit and staff participants, and to each individual participant by the business unit or staff manager based on the individual’s personal performance and salary grade. The Chief Executive Officer establishes the bonuses for his direct reports.

The Committee sets the bonus for the Chief Executive Officer, based primarily on pre-tax earnings and the bonuses paid under the 1996 Incentive Compensation Plan, as a percentage of salary, to the other Executive Officers of the Company. Historically, the Chief Executive Officer’s bonus, as a percentage of his base salary, has been higher than the average paid to the other Executive Officers, expressed as a percentage of their base salaries. The Committee awarded Mr. T. W. Crawford, a bonus of $400,000 for 2006, to be paid in 2007. This bonus was based upon Mr. T. W. Crawford’s role in successfully completing the acquisition of Broadspire Management Services, Inc., as well as creating and implementing various operational goals of the Company in order to position the Company to achieve more beneficial financial results in the coming years.

A central element of the Company’s annual incentive compensation philosophy has been to link a significant portion of cash compensation to the attainment of our annual financial objectives. The proposed Crawford & Company Management Team Incentive Compensation Plan, set forth in the third proposal, is intended to continue this direct linkage between our performance and compensation to the persons who are most responsible for such performance.

Long-Term Incentive Compensation

Under the Company’s Executive Stock Bonus Plan, officers and other key employees of the Company may be granted performance share unit awards or restricted stock awards (collectively “Awards”) by the Committee, payable in shares of the Company’s Class A Common Stock. The Committee typically reviews and acts upon the recommendations of the Chief Executive Officer for the grant of Awards, on a discretionary basis, annually to the Company’s other officers and key employees. The number of shares of the Company’s Class A Common Stock covered by such Awards is generally based upon the grade level of the officer or other key employee’s position, but without regard to the individual’s stock ownership or the number of options previously granted. In 2006, as part of the annual grant, the Committee granted a performance share unit award to Mr. T.W. Crawford. Based on the pre-defined performance measures, Mr. T. W. Crawford earned 8,333 shares of the Company’s Class A Common Stock from this award, payable subject to vesting requirements at a rate of 20% of the earned award per year. Mr. Crawford was vested in 20% of this award for 2006, and thus received payment of 1,667 shares of the Company’s Class A Common Stock. Mr. Crawford was also vested in the second 20% traunch of his 2005 award and thus received the payment of 1,000 shares of the Company’s Class A Common Stock.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based. It is the policy of the Committee to periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. For the Company’s 2006 fiscal year, payments to both Mr. T.W. Crawford and Mr. Isaac exceeded the $1 million limit imposed by Section 162(m). The total compensation subject to the Section 162(m) limitation paid to Mr. T.W. Crawford for the period was $1,173,855, exceeding the limit by $173,855. The total compensation subject to the Section 162(m) limitation paid to Mr. Isaac for the period was $1,228,000, exceeding the limit by $228,000. The Crawford & Company Management Team Incentive Compensation Plan set forth in the third proposal of this proxy, if approved by the shareholders, is designed to allow the Committee to structure awards under that plan so that the resulting compensation would be qualified ’performance-based compensation’ eligible for deductibility without limitation under Code Section 162(m). However, the Committee retains the ability to evaluate the performance of the Company’s executives, including the CEO, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Accounting Considerations

Our Compensation Committee and management take into consideration the accounting effect of the forms of compensation that the Compensation Committee determines to award. Most of our stock option grants that are subject to expense recognition under SFAS 123(R) were granted prior to 2005. Stock-based compensation expense for performance share units and restricted stock related to our executive stock bonus plan is allocated to our operating segments and included in the determination of segment operating earnings or loss. The amount allocated to the operating segments was $2.3 million for the year ended December 31, 2006. Stock-based compensation expense related to the employee stock purchase plan, incentive stock options and nonqualified stock options are not allocated to the operating segments. The amount of stock-based compensation expense not allocated to the operating segments was $1.2 million during 2006 under the provisions of SFAS 123(R). We adopted SFAS 123(R) effective January 1, 2006. Prior to the adoption of SFAS 123(R), we accounted for all stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). There was a diminimis amount of stock-based compensation expense in 2005 recognized in our Consolidated Statements of Income under the provisions of APB 25 and none in 2004. Beginning January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R).

Equity Grant Practices

Our Compensation Committee selects the terms of our equity compensation awards including grant date, exercise price of options and vesting period in accordance with our equity compensation plans. Equity awards are generally on an annual basis.

At December 31, 2006, we had three types of stock-based compensation plans: stock option plans, an executive stock bonus plan which allows grants of performance share units and restricted stock, and employee stock purchase plans. Our stock option plans for key employees and directors provide for nonqualified and incentive stock option grants. All stock options are for shares of the Company’s Class A common stock. Option awards are granted with an exercise price equal to the market price of our stock at the date of grant. Our stock option plans are approved by shareholders. Under the key employee stock option plan, incentive and nonqualified options for up to 6,250,000 shares may be granted. Employee stock options typically are subject to graded vesting over five years (20% each year) and have a typical life of ten years.

Under our directors’ plan, board members are granted options upon initial election to the Board and upon annual re-election to the Board. Options for up to 450,000 shares may be granted under the directors’ plan. Directors’ options are fully vested at grant date and have a typical life of ten years.

Under our executive stock bonus plan, we are authorized to issue up to 4,000,000 shares of the Company’s Class A common stock. The plan has two components: a performance share unit component and a restricted stock component. Under the performance share unit component, key employees of the Company are eligible to earn shares of stock upon the achievement of certain individual and corporate objectives. Share grants are subject to graded vesting over periods typically ranging from three to five years. Shares are not issued until the vesting requirements have lapsed. Dividends are not paid or accrued on unvested shares. Under the restricted stock component, the Board of Directors may elect to issue restricted shares of stock in lieu of, or in addition to, cash bonus payments to certain key employees. Employees receiving these shares have restrictions on the ability to sell the shares. Such restrictions lapse ratably over vesting periods ranging from several months to five years. For grants of restricted stock, vested and unearned shares issued are eligible to receive nonforfeitable dividends if dividends are declared by the Company’s Board of Directors.

Summary of Cash and Certain Other Compensation

The following table includes information concerning compensation for the one-year period ended December 31, 2006, concerning compensation paid to or accrued by the Company for those persons who were, at

December 31, 2006, (1) the Chief Executive Officer (2) Chief Financial Officer (including anyone who served as Chief Financial Officer during fiscal year 2006) and (3) the other three most highly compensated Executive Officers of the Company (hereinafter collectively referred to as the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

							Change in
							Pensions
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	($)(3)	($)(3)	($)	($)(4)	($)(5)	($)

T. W. Crawford	2006	$730,000	$400,000	$23,771	$253,260	$—	$67	$69,075	$1,476,173
President and Chief Executive Officer
W. B. Swain(1)	2006	258,500	20,000	7,538	9,620	—	3,033	23,235	321,926
Executive Vice President — Chief Financial Officer
J. F. Giblin(2)	2006	130,914	—	7,068	5,259	—	7,365	289,979	440,585
Executive Vice President — Chief Financial Officer
J. T. Bowman	2006	500,000	250,000	75,900	90,266	—	16,524	55,822	988,512
Chief Operating Officer — Global Property & Casualty
D. A. Isaac	2006	600,000	—	524,780	10,870	600,000	—	3,490,975	5,226,625
Chief Executive Officer — The Garden City Group, Inc.
K. B. Frawley	2006	512,692	200,000	—	18,477	—	2,370	45,562	779,101
Executive Vice President — Financial Administrative Services

(1)	Mr. Swain was appointed Executive Vice President and Chief Financial Officer October 6, 2006 and acted as Interim Chief Financial Officer from May 2, 2006 to October 6, 2006.

(2)	Mr. Giblin resigned as Executive Vice President and Chief Financial Officer of the Company May 2, 2006.

(3)	Reflects the dollar amount recognized in accordance with SFAS 123(R) and actual forfeitures and thus may include amounts for awards granted in and prior to 2006.

(4)	Represents the following amounts for 2006: (i) Mr. Crawford: $67 earnings on the Deferred Compensation Plan; (ii) Mr. Swain: $1,835 earnings on the Deferred Compensation Plan, and $1,198 actuarial increase in pension value; (iii) Mr. Giblin: $2,776 earnings on the Deferred Compensation Plan, and $4,589 actuarial increase in pension value; (iv) Mr. Bowman: $16,524 earnings on the Deferred Compensation Plan; (v) Mr. Frawley: $2,370 earnings on the Deferred Compensation Plan.

(5)	Represents the following amounts for 2006: (i) Mr. Crawford: $13,720 Company contribution to the Deferred Compensation Plan under the Company’s Supplemental Executive Retirement Plan (“SERP”), $11,500 Company contribution to the Crawford Savings and Investment Plan, $5,654 in country club dues, $25,959 apartment rent, $2,260 airfare for spouse, $9,802 personal use of private jet, and $180 premium payment on term life insurance; (ii) Mr. Swain: $2,893 Company contribution to the Deferred Compensation Plan under the Company’s SERP, $435 Company’s contribution to the Deferred Compensation Plan, $11,500 Company contribution to the Crawford Savings and Investment Plan, $400 for country club dues, $7,827 automobile allowance, and $180 premium payment on term life insurance; (iii) Mr. Giblin: $239,524 severance, $31,494 value of company car given upon termination, $10,000 paid for outplacement services, $395 for country club dues, $8,491 in COBRA payments, and $75 premium payment on term life insurance; (iv) Mr. Bowman: $22,980 Company contribution to the Deferred Compensation Plan under the Company’s SERP, $11,500

Company contribution to the Crawford Savings and Investment Plan, $2,682 for country club dues, $12,480 automobile allowance, $6,000 dividends paid on restricted stock award, and $180 premium payment on term life insurance; (v) Mr. Isaac: $3,452,975 commissions, $16,000 country club dues, $10,000 Company contribution to a Company Savings and Investment Plan, and $12,000 automobile allowance; (vi) Mr. Frawley: $19,854 Company contribution to the Crawford Deferred Compensation Plan under the Company’s SERP, $4,900 Company contribution to the Crawford Savings and Investment Plan, $9,108 for country club dues, $11,520 automobile allowance, and $180 premium payment on term life insurance.

Grant of Plan-Based Awards Table

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units or restricted stock may be granted to specified employees of the Company. The Company previously sponsored stock option plans under which outstanding option grants remain exercisable by prior participants in those plans. The following table sets forth certain information with respect to the non-equity incentive awards, restricted stock awards, performance share unit awards and options granted during or for the fiscal year ended December 31, 2006 to each of our Named Executive Officers.

										All Other	All Other
										Stock	Option	Exercise
										Awards:	Awards:	or Base	Grant Date
							Estimated Future Payouts			Number of	Number of	Price of	Fair Value
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(6)			Under Equity Incentive Plan Awards(7)			Shares of	Securities	Option	of Stock
	Grant Date		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name and Position	(1)		(2)	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options(#)	($/sh)	Awards

T. W. Crawford	2/7/06		2/7/06	—	—	—	—	6,700	10,000	—	—	—	$48,900
W. B. Swain	2/7/06		2/7/06	—	—	—	—	1,000	1,500	—	—	—	7,335
	10/6/06	(4)	10/24/06	—	—	—	—	—	—	6,000	—	—	36,120
J. F. Giblin(3)	2/7/06		2/7/06	—	—	—	—	3,000	4,500	—	—	—	22,005
J. T. Bowman	2/7/06		2/7/06	—	—	—	—	3,000	4,500	—	—	—	22,005
	2/10/06	(4)	4/14/06	—	—	—	—	—	—	50,000	—	—	293,500
D. A. Isaac	12/1/05	(5)	10/24/06	—	—	—	125,000	250,000	250,000	—	—	—	1,317,500
	12/1/05	(5)	10/24/06	—	—	—	—	—	—	25,000	—	—	153,750
	9/19/06		9/19/06	$250,000	$400,000	$600,000	—	—	—	—	—	—	—
K. B. Frawley	2/7/06		2/7/06	—	—	—	—	—	—	—	25,000	$5.60	43,750

(1)	Grant date as determined for financial statement reporting purposes pursuant to Statement 123(R). See Note 4.

(2)	Grant date of award by Nominating/Corporate Governance/Compensation Committee. See Note 4.

(3)	Mr. Giblin’s employment with the Company ended May 2, 2006 and his awards were forfeited.

(4)	In 2006, two grants of restricted stock were made to Messrs. Swain and Bowman on a day other than a meeting of the Committee. The grants were made under letter agreements negotiated by our CEO pursuant to authority delegated to him by the Committee to offer Messrs. Swain and Bowman new positions with the Company, which letter agreements were signed on October 6, 2006 and February 10, 2006, respectively. The Committee subsequently approved the grants of restricted stock at its next meetings on October 24, 2006 and April 14, 2006, respectively. The Company concluded that the grant dates for financial reporting purposes under SFAS 123(R) were October 6, 2006 and February 10, 2006, respectively because (i) those were the dates that the Company and Messrs. Swain and Bowman had a mutual understanding of the key terms and conditions of the awards, (ii) Messrs. Swain and Bowman began to benefit from, or adversely be affected by, changes in the price of the Company’s shares on those dates and (iii) the authority to negotiate the agreements had been delegated to our CEO by the Committee, approval by the Committee for these particular agreements was considered perfunctory.

(5)	On December 1, 2005, the Committee approved an executive compensation plan for the Garden City Group, Inc. including a grant that would be made to Mr. Isaac subject to him entering into the employment agreement with the Company. The employment agreement with Mr. Isaac was signed on September 19, 2006 and approved by the Compensation Committee on October 24, 2006. Because (i) the agreement with Mr. Isaac fell within the parameters of the executive compensation plan for the Garden City Group approved on December 1, 2005, (ii) the Company and Mr. Isaac had a mutual understanding of the key terms and conditions of the awards, and (iii) Mr. Isaac began to benefit from, or adversely be affected by, changes in the price of the Company’s shares on that date, the Company concluded that the grant date for financial reporting purposes under SFAS 123(R) was December 1, 2005.

(6)	Mr. Isaac’s employment agreement provides for annual cash incentive bonus payments, provided certain targets are met.

(7)	These columns show the potential number of performance share unit awards that would be awarded if the threshold, target or maximum performance goals are satisfied.

Outstanding Equity Awards at December 31, 2006 Table

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2006 for each of our Named Executive Officers.

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
										Awards:	Payout
					Equity				Market	Number of	Value of
					Incentive				Value of	Unearned	Unearned
	Number of		Number of		Plan Awards:			Number	Shares or	Shares,	Shares,
	Securities		Securities		Number of			of Shares	Units of	Units or	Units or
	Underlying		Underlying		Securities			or Units	Stock	Other	Other
	Unexercised		Unexercised		Underlying	Option		of Stock	That	Rights	Rights
	Options (#)		Options (#)		Unexercised	Exercise	Option	That	Have Not	That Have	That Have
	Exercisable		Unexercisable		Unearned	Price	Expiration	Have Not	Vested	Not Vested	Not Vested
Name	(1)		(1)		Options(#)	($)	Date	Vested (#)	($)(4)	(#)	($)

T. W. Crawford	250,000		250,000		—	$5.08	9/1/2014	—	—	—	—
	—		—		—	—	—	3,000	$17,970	—	—
	—		—		—	—	—	—	—	10,000	$59,900
W. B. Swain	1,500		—		—	15.00	2/4/2007	—	—	—	—
	3,000		—		—	19.125	1/15/2008	—	—	—	—
	2,000		—		—	12.50	2/2/2009	—	—	—	—
	5,000		—		—	11.25	2/1/2010	—	—	—	—
	25,000	(2)	—		—	11.25	2/1/2007	—	—	—	—
	8,000				—	10.00	1/30/2011	—	—	—	—
	6,000		1,500		—	8.82	1/29/2012	—	—	—	—
	3,000		2,000		—	4.70	1/28/2013	—	—	—	—
	4,000		6,000		—	6.66	2/3/2014	—	—	—	—
	—		—		—	—	—	6,000	35,940	—	—
	—		—		—	—	—	600	3,594	—	—
	—		—		—	—	—	—	—	1,500	8,985
J. F. Giblin(3)	—		—		—	—	—	—	—	—	—
J. T. Bowman	4,500		—		——	15.00	2/4/2007	—	—	—	—
	8,000		—		—	19.125	1/15/2008	—	—	—	—
	3,000		—		—	12.50	2/2/2009	—	—	—	—
	5,000		—		—	11.25	2/1/2010	—	—	—	—
	13,000		—		—	10.00	1/30/2011	—	—	—	—
	18,000		4,500		—	8.82	1/29/2012	—	—	—	—
	—		50,000	(2)	—	8.82	1/29/2009	—	—	—	—
	9,000		6,000		—	4.70	1/28/2013	—	—	—	—
	12,000		18,000		—	6.66	2/3/2014	—	—	—	—
	50,080		75,120		—	6.36	9/15/2014	—	—	—	—
	—		—		—	—	—	50,000	299,500	—	—
	—		—		—	—	—	1,800	10,782	—	—
	—		—		—	—	—	—	—	4,500	26,955

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity				Market	Number of	Value of
			Incentive				Value of	Unearned	Unearned
	Number of	Number of	Plan Awards:			Number	Shares or	Shares,	Shares,
	Securities	Securities	Number of			of Shares	Units of	Units or	Units or
	Underlying	Underlying	Securities			or Units	Stock	Other	Other
	Unexercised	Unexercised	Underlying	Option		of Stock	That	Rights	Rights
	Options (#)	Options (#)	Unexercised	Exercise	Option	That	Have Not	That Have	That Have
	Exercisable	Unexercisable	Unearned	Price	Expiration	Have Not	Vested	Not Vested	Not Vested
Name	(1)	(1)	Options(#)	($)	Date	Vested (#)	($)(4)	(#)	($)

D. A. Isaac	15,000	—	—	11.25	4/27/2009	—	—	—	—
	2,000	—	—	11.25	2/1/2010	—	—	—	—
	2,000	—	—	10.00	1/30/2011	—	—	—	—
	3,000	—	—	9.70	4/24/2011	—	—	—	—
	3,600	900	—	8.82	1/29/2012	—	—	—	—
	1,800	1,200	—	4.70	1/28/2013	—	—	—	—
	8,000	12,000	—	6.66	1/3/2014	—	—	—	—
	—	—	—	—	—	25,000	149,750	—	—
	—	—	—	—	—	—	—	360	2,156
	—	—	—	—	—	—	—	250,000	1,497,500
K. B. Frawley	5,000	20,000	—	7.40	4/26/2015	—	—	—	—
		25,000	—	5.60	4/7/2016	—	—	—	—

(1)	All options become exercisable 20% per year commencing on first anniversary date of grant, except for Mr. T. W. Crawford’s which becomes exercisable 25% per year commencing on first anniversary date of grant, and two special options as footnoted.

(2)	Accelerated vesting terms for these options have expired and they are exercisable on the sixth anniversary of the grant date and expire on the seventh anniversary of the grant date.

(3)	Mr. Giblin’s employment with the Company ended May 2, 2006.

(4)	Market value based on NYSE closing price on December 29, 2006 (which was the last business day for the NYSE during 2006) of $5.99 for our Class A Common Stock.

Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to the Named Executive Officers. It also provides information on stock awards vested during the last fiscal year with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

T. W. Crawford	—	—	1,000	$5,600
			1,000	5,760
W. B. Swain	—	—	200	1,176
			200	1,152
J. F. Giblin	9,000	$12,900	450	2,646
J. T. Bowman	—	—	600	3,528
			600	3,456
D. A. Isaac	—	—	120	719
			120	691
K. B. Frawley	—	—	—	—

Pension Benefits at December 31, 2006 Table

The Company maintains a non-contributory Retirement Plan for the benefit of substantially all of the U.S. employees of the Company who were employed as of December 31, 2002. The Retirement Plan provides for annual retirement benefits at Normal Retirement Age (65) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Credited years of service under the Retirement Plan for Mr. Swain is 10 years and for Mr. Giblin is 12 years. Messrs. T. W. Crawford, Frawley, Bowman, and Isaac do not participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the Defined Contribution Plan for eligible employees based on years of service and compensation as well as Company financial results. The following table provides information concerning the pension benefits at December 31, 2006 with respect to the Named Executive Officers.

			Present
		Number of	Value of	Payments
		Years of	Accumulated	During Last
		Credited	Benefits	Fiscal Year
Name	Plan Name	Service (#)	($)	($)

T. W. Crawford		—	$—	$—
W. B. Swain	Crawford & Company Retirement Plan	10	97,290	0
J. F. Giblin	Crawford & Company Retirement Plan	12	186,305	0
	Crawford & Company Supplemental Executive Retirement Plan	12	65,519	0
	Crawford & Company Deferred Compensation Restoration Plan	12	1,079	0
J. T. Bowman		—	—	—
D. A. Isaac		—	—	—
K. B. Frawley		—	—	—

Nonqualified Deferred Compensation Table

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits under the Internal Revenue Code. Effective December 31, 2002, accruals under the SERP were also frozen as to the Retirement Plan. The SERP was amended to allow the Company, when it elects to make the discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP Service Contribution to the Deferred Compensation Plan for participants of the SERP. The amounts contributed in 2006 for the Named Executive Officers are reflected in the All Other Compensation column of the Summary Compensation Table and footnote 4 thereto. The following table provides information concerning the nonqualified deferred compensation with respect to the Named Executive Officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

T. W. Crawford	$—	$13,720	$67	$—	$13,787
W. B. Swain	10,431	3,328	1,835	—	40,215
J. F. Giblin	—	—	2,776	53,212	—
J. T. Bowman	—	22,980	16,524	—	312,137
D. A. Isaac	—	—	—	—	—
K. B. Frawley	66,269	19,854	2,370	—	88,494

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into various agreements with certain of the Named Executive Officers that contain provisions regarding employment and change-in-control, as described below:

T. W. Crawford: Effective as of September 1, 2004, the Company agreed to a compensation package with Mr. Crawford. The compensation package set Mr. Crawford’s initial annual base salary at $600,000; Mr. Crawford’s annual base salary is currently $721,600. The compensation package provided for annual incentive compensation up to $400,000 at the discretion of the Board of Directors, and a prorated first year limit of one-third of the total allowable annual incentive compensation. The Board of Directors approved a $400,000 incentive compensation payment to Mr. Crawford for 2006. The compensation package provided for a grant of options for 500,000 shares of the Company’s Class A Common Stock under the Company’s 1997 Key Employee Stock Option Plan, which grant vests at a rate of 125,000 shares per year over a four-year period. Mr. Crawford’s compensation package also provided that he would be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. On February 1, 2005, the Company entered into a Change of Control and Severance Agreement with Mr. Crawford. The agreement provides that in the event that Mr. Crawford’s employment with the Company is terminated due to the Company being bought or sold such that there is a material change in control, the Company agrees to provide to Mr. Crawford eighteen (18) months of Mr. Crawford’s then current base salary. A “material change in control” is defined in the Severance Agreement as the acquisition of the Company by a third party of greater than fifty (50) percent of the Class B shares of the Company. Additionally, all stock options granted to Mr. Crawford will immediately vest and become exercisable for a ninety (90) day period following the date of termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments and	Change
Benefits upon	in				All Other
Termination	Control	Retirement	Death	Disability	Terminations

Compensation:
Base Salary	$1,050,000	—	—	—	—
Stock Awards[5]	522,885	$245,470	$245,470	$245,470	$227,500
Unvested and accelerated	[1][2][3]	[1]	[1]	[1]	—
Benefits and Perquisites:
Life Insurance	—	—	150,000	—	—
Disability Benefits	—	—	—	[4]	—
Accrued Vacation Pay	24,231	24,231	24,231	24,231	24,231

Total	$1,597,116	$269,701	$269,701	$419,701	$251,731

[1]	Unvested, earned performance share unit awards are fully vested.

[2]	Unearned performance share units awards are deemed earned on a pro-rata basis.

[3]	Unvested stock options are fully vested.

[4]	Mr. T.W. Crawford would be entitled to disability payments totaling $11,500 per month, payable though age 65.

[5]	Based on the December 29, 2006 (which was the last business day for the NYSE during 2006) closing price of $5.99 per share for Class A common stock; assumes underwater options are not exercised.

W. B. Swain: On October 6, 2006, the Company issued a letter agreement outlining employment terms with Mr. Swain. The letter agreement set Mr. Swain’s initial annual base salary at $290,000; indicated his eligibility to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. Mr. Swain’s letter agreement also tendered, subject to Board approval, a restricted stock grant of 6,000 shares of Class A Common Stock under the provisions of the Executive Stock Bonus Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments and	Change	Termination
Benefits upon	in	Without				All Other
Termination	Control	Cause	Retirement	Death	Disability	Terminations

Compensation:
Stock Awards[5]	$49,394	$39,810	$43,404	$43,404	$43,404	$3,870
Unvested and accelerated	[1][2][3]	[3]	[1][3]	[1][3]	[1][3]	—
Benefits and Perquisites:
Life Insurance	—	—	—	600,000	—	—
Disability Benefits	—	—	—	—	[4]	—
Accrued Vacation Pay	22,029	22,029	22,029	22,029	22,029	22,029

Total	$71,423	$61,839	$65,433	$665,433	$65,433	$25,899

[1]	Unvested, earned performance share unit awards are fully vested.

[2]	Unearned performance share unit awards are deemed earned on a pro-rata basis.

[3]	Unvested restricted stock awards are fully vested.

[4]	Mr. Swain would be entitled to disability payments totaling $11,500 per month, payable though age 65.

[5]	Based on the December 29, 2006 (which was the last business day for the NYSE during 2006) closing price of $5.99 per share for Class A common stock; assumes underwater options are not exercised.

J. F. Giblin: On May 30, 2006 the Company entered into a Severance Agreement and Release with Mr. Giblin. Mr. Giblin was Executive Vice President and Chief Financial Officer of the Company when he resigned on May 2, 2006. Under the terms of the Agreement, the Company will pay Mr. Giblin a total of $378,196.10 in twenty-six equal payments over a twelve month severance period. If Mr. Giblin is not employed at the end of the twelve month severance period, the Company will pay him $31,516.34 per month for up to six additional months, or until he becomes employed during that six month period. Mr. Giblin will be liable for any and all taxes on the amounts paid to him pursuant to this Agreement. Pursuant to his applicable stock option agreements, Mr. Giblin had 90 days from his resignation to exercise his vested stock options. Mr. Giblin elected COBRA coverage for himself and/or his eligible dependents, and the Company will pay the premiums for such COBRA coverage for the lesser of twelve months or until Mr. Giblin becomes eligible for other comparable insurance coverage through a subsequent employer. During the twelve month severance period the Company will continue to pay the premiums on Mr. Giblin’s current life insurance, if permitted by policy and applicable law, or will pay Mr. Giblin a monthly sum equal to the monthly premiums for said insurance. The Company agreed to make a lump sum payment of $18,909.80 to Mr. Giblin in lieu of any annual contribution to his 401(k) plan account. The Company transferred to Mr. Giblin his company car free and clear of all liens, loans or debt. The Company will pay for Mr. Giblin to receive outplacement services for a period not to exceed six months. The Company will pay Mr. Giblin’s attorney’s fees and expenses up to $3,000. In the Agreement Mr. Giblin releases the Company from all claims, agrees to preserve all Confidential Information regarding the Company and agrees to certain non-solicitation provisions.

J. T. Bowman: On February 10, 2006, the Company entered into an employment agreement with Mr. Bowman. The agreement set his current annual base salary at $500,000, indicated his eligibility to receive up to $250,000 annually as incentive compensation at the sole discretion of the Chief Executive Officer and tendered, subject to Board approval, a restricted stock grant of 50,000 shares of Class A Common Stock under the provisions of the Executive Stock Bonus Plan. The agreement also provides that in the event that Mr. Bowman’s employment with the Company is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, both as solely defined by the Chief Executive Officer, the Company agrees to provide one year of Mr. Bowman’s then current base salary. Additionally, the Company will provide continuation of eligible medical benefits, for a period of one year, under COBRA. Also, all stock options granted to Mr. Bowman will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that, prior to the severance amounts being paid and options vesting, that the Company and Mr. Bowman agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments and
Benefits upon	Change in	Termination				All Other
Termination	Control [5]	without Cause [5]	Retirement	Death	Disability	Terminations

Compensation:
Base Salary	$500,000	$500,000	—	—	—	—
Stock Awards [7]	352,095	318,850	$321,892	$321,892	$321,892	$11,610
Unvested and accelerated	[1][2][3][4]	[3][4]	[1][3]	[1][3]	[1][3]	—
Benefits and Perquisites:
Life Insurance	—	—	—	600,000	—	—
Disability Benefits	—	—	—	—	[6]	—
Accrued Vacation Pay	48,077	48,077	48,077	48,077	48,077	48,077

Total	$900,172	$866,927	$369,969	$969,969	$369,969	$59,687

[1]	Unvested, earned performance share unit awards are fully vested.

[2]	Unearned performance share unit awards are deemed earned on a pro-rata basis.

[3]	Unvested restricted stock awards are fully vested.

[4]	Unvested stock options are fully vested.

[5]	Prior to the compensation amounts being paid and options vesting, the Company and Mr. Bowman must agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.

[6]	Mr. Bowman would be entitled to disability payments totaling $11,500 per month, payable though age 65.

[7]	Based on the December 29, 2006 (which was the last business day for the NYSE during 2006) closing price of $5.99 per share for Class A common stock; assumes underwater options are not exercised.

D. A. Isaac: Effective as of January 1, 2006, the Company agreed to an employment agreement with Mr. Isaac. The employment agreement has an initial term commencing on January 1, 2006 and ending on December 31, 2010. The term automatically renews for successive one year periods unless cancelled prior to the end of the then current period pursuant to the terms of the employment agreement. The employment agreement set Mr. Isaac’s initial annual base salary at $600,000. The employment agreement provides for annual incentive compensation based on growth in The Garden City Group, Inc.’s (“GCG”) pretax income. Mr. Isaac will earn the minimum annual incentive of $250,000 if GCG’s pretax income grows by at least 10%. Mr. Isaac will earn the target annual incentive compensation of $400,000 if GCG’s pretax income grows by at least 15%. Mr. Isaac will earn the maximum annual incentive compensation of $600,000 if GCG’s pretax income grows by at least 20%. The employment agreement provides for a restricted stock grant of 25,000 shares of the Company’s Class A Common Stock under the Company’s Executive Stock Bonus Plan, which grant vested as of January 1, 2007. The employment agreement provides for a performance share unit grant of 312,000 units under the Company’s Executive Stock Bonus Plan, with any earned portion of the award payable in shares of the Company’s Class A Common Stock. Mr. Isaac was awarded 250,000 performance share units in 2006 and was awarded 62,000 performance share units in 2007. Mr. Isaac may earn the performance share units based on future GCG pre-tax income growth for the period beginning on January 1, 2006 and ending on December 31, 2010. The employment agreement provides for annual commission payments of 3% of gross fee revenues. Mr. Isaac’s employment agreement also provides that he is eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. The employment agreement provides for (i) continued payment of Mr. Isaac’s base salary for a period of 6 months following his death or disability, (ii) a continued payment of the commission amounts on revenue derived from business initiated prior to Mr. Isaac’s death or disability for a period of 2 years following Mr. Isaac’s death or disability, and (iii) payment of a pro rata portion of Mr. Isaac’s annual incentive compensation and performance share units through the date of his termination of employment due to death or disability. The employment agreement provides that in the event that Mr. Isaac’s employment with the Company is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is not within 3 months prior to or 12 months after a “change in control,” the Company will (i) continue payment of Mr. Isaac’s base salary for a period of 12 months following his termination, continue payment of the commission amounts on revenue derived from business initiated prior to Mr. Isaac’s termination for a period of 12 months following Mr. Isaac’s termination, and payment of a pro rata portion of Mr. Isaac’s performance share units through the date of his termination of employment. Additionally, the Company will provide continuation of eligible medical benefits, for a period of 12 months, under COBRA. The employment agreement provides that in the event that Mr. Isaac’s employment with the Company is terminated either by Mr. Isaac for “good reason” or by the Company without cause, and such termination is within 3 months prior to or 12 months after a “change in control,” the Company will (i) continue payment of Mr. Isaac’s base salary for a period of 18 months following his termination, continue payment of the commission amounts on revenue derived from business initiated prior to Mr. Isaac’s termination for a period of 18 months following Mr. Isaac’s termination, and payment of a pro rata portion of Mr. Isaac’s performance share units through the date of his termination of employment. Additionally, the Company will provide continuation of eligible medical benefits, for a period of 18 months, under COBRA.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments and
Benefits upon	Change in	Termination	Termination for			All Other
Termination	Control[4]	without Cause[4]	Good Reason[4]	Death[4]	Disability[4]	Terminations

Compensation:
Base Salary	$900,000	$600,000	$600,000	$300,000	$300,000	—
Incentives	—	—	—	600,000	600,000	—
Commissions	[5]	[6]	[6]	[7]	[7]	—
Stock Awards [10]	901,780	901,780	901,780	901,780	901,780	—
Unvested and accelerated	[1][2][3]	[1][2][3]	[1][2][3]	[1][2][3]	[1][2][3]	—
Benefits and Perquisites:
Life Insurance	—	—	—	1,500,000	—	—
Disability Benefits	—	—	—	—	[8]	—
Accrued Vacation Pay	82,356	82,356	82,356	82,356	82,356	$82,356
280G Tax Gross-up	[9]	[9]	[9]	[9]	[9]	[9]

Total	$1,884,136	$1,584,136	$1,584,136	$3,384,136	$1,884,136	$82,356

[1]	Unvested, earned performance share unit awards are fully vested.

[2]	Unearned performance share unit awards are deemed earned on a pro-rata basis.

[3]	Unvested restricted stock awards are fully vested.

[4]	Mr. Isaac’s compensation amounts are subject to a clawback provision in the event he violates the terms of the non-competition, non-disclosure or non-disparagement provisions of his employment agreement.

[5]	Mr. Isaac’s commission payments continue for a period of 18 months following terminations related to a change in control.

[6]	Mr. Isaac’s commission payments continue for a period of 1 year following terminations either without “cause” or for “good reason.”

[7]	Mr. Isaac’s commission payments continue for a period of 2 years following terminations related to death or disability.

[8]	Mr. Isaac would be entitled to short-term disability payments of $30,000 per month for 6 months, followed by long-term disability payments of $15,000 per month, payable though age 65.

[9]	Termination payments are limited to the maximum amount payable without triggering excise tax under section 280G.

[10]	Based on the December 29, 2006 (which was the last business day for the NYSE during 2006) closing price of $5.99 per share for Class A common stock; assumes underwater options are not exercised.

K. B. Frawley: On November 5, 2004, the Company issued a letter agreement outlining employment terms with Mr. Frawley. The letter agreement set Mr. Frawley’s initial annual base salary at $500,000; Mr. Frawley’s annual base salary is currently $515,000. The letter agreement indicated his eligibility to receive up to 1.4 times his base salary annually as incentive compensation at the discretion of the Chief Executive Officer, subject to approval by the Board of Directors, and provided a guaranteed first year payment of 100% the allowable annual incentive compensation. Mr. Frawley received a $600,000 incentive compensation payment for 2005. The letter agreement provides for a grant of options for 100,000 shares of the Company’s Class A Common Stock under the Company’s 1997 Key Employee Stock Option Plan, with options with respect to 25,000 shares of the grant awarded as of April 26, 2005, and the balance of the grant awarded at a rate of 25,000 shares per year over a three-year period. Each 25,000 share block of options vests at a rate of 20% per year, beginning on the first anniversary of each grant. Effective as of March 2, 2007, the Committee awarded Mr. Frawley 16,670 shares of restricted stock in lieu of the remaining 50,000 option awards he would have otherwise been entitled to under the letter agreement. The restricted stock vests at a rate of 20% per year beginning on December 31, 2007. Mr. Frawley’s letter agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers. On March 4, 2005, the Company entered into a Change of Control and Severance Agreement with Mr. Frawley. The agreement provides that in the event Mr. Frawley’s employment with the Company is terminated due to the Company being bought or sold such that there is a material change in control, the Company agrees to provide eighteen (18) months of Mr. Frawley’s then current base salary. Additionally, all stock options granted to Mr. Frawley will immediately vest and become exercisable for a ninety (90) day period following the date of termination. The agreement also provides that in the event Mr. Frawley is terminated by Crawford in his first year of employment, for reasons other than cause, he will be provided severance compensation equal to six (6) months of his then current base salary. The agreement also provides that, prior to the severance amounts being paid and options vesting, that the Company and Mr. Frawley agree to mutually acceptable terms of confidentiality, non-solicitation, cooperation and other reasonable and customary terms of a severance agreement at the time of his termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments and	Change
Benefits upon	in				All Other
Termination	Control	Retirement	Death	Disability	Terminations

Compensation:
Base Salary	$769,038	—	—	—	—
Stock Awards [3]	9,750	—	—	—	—
Unvested and accelerated	[1]	—	—	—	—
Benefits and Perquisites:
Life Insurance	—	$150,000	—	—	—
Disability Benefits	—	—	[2]	—	—
Accrued Vacation Pay	—	—	—	—	—

Total	$778,788	$150,000	—	—	—

[1]	Unvested stock options are fully vested.

[2]	Mr. Frawley would be entitled to disability payments totaling $11,500 per month, payable though age 65.

[3]	Based on the December 29, 2006 (which was the last business day for the NYSE during 2006) closing price of $5.99 per share for Class A common stock; assumes underwater options are not exercised.

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 6, 2007, as to shares of Class A and Class B Common Stock beneficially owned by each current Director or nominee for election as a Director, each of the Named Executive Officers, and all current Directors and Executive Officers as a group. As of March 6, 2007, there were 25,756,739 shares of Class A Common Stock and 24,697,172 shares of Class B Common Stock outstanding.

			Percent of
	Amount and Nature of		Total Shares
	Beneficial Ownership(1)		Outstanding(2)
Name	Class A	Class B	Class A	Class B

Jesse C. Crawford(3)(4)	12,089,158	12,783,181	46.9%	51.8%
J. Hicks Lanier(5)(6)	45,037	3,037	—	—
Larry L. Prince(5)(6)	43,125	1,125	—	—
E. Jenner Wood, III(5)(6)	42,750	—	—	—
Clarence H. Ridley(7)	24,000	7,000	—	—
Robert T. Johnson(8)	23,000	2,000	—	—
James D. Edwards(8)	21,000	2,000	—	—
P. George Benson(9)	18,000	—	—	—
Thomas W. Crawford(10)	273,264	40,000	1.1	—
W. Bruce Swain(11)	41,700	—	—	—
Jeffrey T. Bowman(12)	194,780	—	—	—
David A. Isaac(13)	67,662	2,038	—	—
Kevin B. Frawley(14)	36,067	2,593	—	—

All Directors and Executive Officers as a Group (20 persons)(15)	13,033,539	12,842,974	50.6	52.0

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(4)	See Note (2) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock. The shares of Class A Common Stock shown as beneficially owned by Jesse C. Crawford include 53,691 shares held in trust for his son over which he has voting and shares investment power, 379,921 shares held by Crawford Partners LP over which he shares voting and investment power, and 8,192,091 shares held in the Estate of Virginia C. Crawford over which he has voting power and shares investment power.

(5)	Includes 42,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(6)	Messrs. Lanier and Prince are directors of SunTrust Banks, Inc. Mr. Wood is Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group. Messrs. Lanier, Prince and Wood disclaim any beneficial ownership in shares held by SunTrust Banks, Inc. or any of its banking subsidiaries, which shares are not reflected in the table. See “Information With Respect to Certain Business Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners.”

(7)	Includes 24,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(8)	Includes 21,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(9)	Includes 18,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(10)	Includes 250,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(11)	Includes 35,500 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(12)	Includes 131,580 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(13)	Includes 40,900 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(14)	Includes 15,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

(15)	Includes 8,625,703 shares of Class A Common Stock and 10,901,081 shares of Class B Common Stock as to which voting or investment power is shared and 825,680 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 6, 2007.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person known to the Company to be the “beneficial owner”, as such term is defined by the rules of the Securities and Exchange Commission (“SEC”), of more than 5% of the outstanding shares of Class B Common Stock of the Company as of March 6, 2007:

			Percent of
	Amount and Nature of		Class B Shares
Name and Address	Beneficial Ownership		Outstanding

SunTrust Bank	12,594,476	(1)	51.0%
c/o SunTrust Bank 55 Park Place Atlanta, Georgia 30303
Linda K. Crawford	1,459,977		5.9%
57 N. Green Bay Road Lake Forest, Illinois 60045
Crawford Partners, L.P.	10,466,931	(1)(2)	42.4%
55 Park Place Atlanta, Georgia 30303
Jesse C. Crawford	12,783,181	(1)(2)	51.8%
Crawford Communications, Inc. 3845 Pleasantdale Rd. Atlanta, Georgia 30340

(1)	The shares are held by one or more bank subsidiaries of SunTrust Bank in various fiduciary and agency capacities. SunTrust Bank has sole voting power with respect to 1,644,157 of such shares. SunTrust Bank has sole investment power with respect to 1,693,395 of such shares, shares investment power with respect to 49,238 of such shares and shares voting and investment power with respect to 384,912 of such shares. SunTrust Bank disclaims any beneficial interest in any such shares. Included in the shares beneficially owned by SunTrust Bank are 10,466,931 shares held by Crawford Partners, L.P. Jesse C. Crawford is a general partner of Crawford Partners, L.P., owns all of the units of the other general partner of Crawford Partners, L.P., and directs the voting of the shares owned by Crawford Partners, L. P. Also included in the shares beneficially owned by SunTrust Banks are 384,912 shares held in a trust over which SunTrust Bank and Jesse C. Crawford share voting and investment power.

(2)	The shares shown as beneficially owned by Jesse C. Crawford include 49,238 shares held in trust for his son over which he has voting and shares investment power; 10,466,931 shares held by Crawford Partners, L.P. over which he shares voting and investment power; and 384,912 shares in a trust over which he shares voting and investment power.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS

For information on the Company’s Related Party Transactions Policy, please refer to the Audit Committee discussion on Page 5.

SunTrust Bank holds 12,594,476 shares of Class B Common Stock of the Company as of March 6, 2007. See “Stock Ownership Information — Security Ownership of Certain Beneficial Owners.” SunTrust Bank exercises voting authority with respect to shares of Class B Common Stock held in fiduciary capacities. SunTrust Bank is also a lender to the Company. SunTrust Bank serves as the administrative agent for the Company’s $310 million credit facility and participates in the syndication of that debt. In addition the Company also maintains a normal commercial banking relationship with SunTrust Bank, which serves as trustee and investment manager for the Crawford & Company Retirement Plan and the Crawford & Company Employee Disability Income Plan. SunTrust Bank also processes checks relating to loss fund accounts, which are used for payment of the Company’s clients’ claims. E. Jenner Wood, III, a Director of the Company, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, Central Group. The Board has determined that these relationships do not affect Mr. Wood’s independence.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2006. Only the Company’s Class A Common Stock is authorized for issuance under these plans.

					Number of securities
					remaining available for
	Number of securities to		Weighted-average		future issuance under
	be issued upon exercise		exercise price of		equity compensation plans
	of outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	4,025,030	(1)	$8.80	(2)	7,652,143	(3)
Equity compensation plans not approved by security holders(4)	170,165		$5.61		—

	4,195,195				7,652,143

(1)	Shares issuable pursuant to the outstanding options under the Stock Option Plans (3,673,255), the Employee Stock Purchase Plan (127,399 shares), and the approved portion of the U.K. Sharesave Scheme (224,376).

(2)	Includes exercise prices for outstanding options under the Stock Option Plans, the Employee Stock Purchase Plan and the U.K. Sharesave Scheme.

(3)	Represents shares which may be issued under the Stock Option Plans (2,872,745 shares), the Employee Stock Purchase Plan (577,954 shares), the U.K. Sharesave Scheme (275,624). and the Executive Stock Bonus Plan (3,925,820).

(4)	Represents shares under the unapproved portion of the U.K. Sharesave Scheme (an employee stock purchase plan.)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ending December 31, 2006, all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.

PROPOSAL 2 — TO APPROVE THE 2007 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

General.  On March 14, 2007 the Executive Committee of the Board of Directors adopted the Crawford & Company 2007 Non-Employee Director Stock Option Plan (the “Director Plan”) in the form attached as Appendix “A” hereto. The Director Plan provides for the grant of options to non-employee directors of the Company for a specified number of shares of the Company’s Class A Common Stock. A total of 450,000 shares of Class A Common Stock are reserved for issuance under the Director Plan. The purpose of the Director Plan is to tie a portion of the non-employee director compensation directly to increases in shareholder value. From February, 1997 until February, 2007 when it expired, all non-employee Directors were eligible to participate in the 1997 Non-Employee Director Stock Option Plan.

Options.  If the Director Plan is approved by the Shareholders, each eligible director elected or re-elected at the meeting at which the Director Plan is approved will receive on that date on option for 15,000 shares of Class A

Common Stock. At each subsequent Annual Meeting, each new eligible director shall receive an option on that date for 15,000 shares of Class A Common Stock and each re-elected eligible director shall receive an option on that date for 3,000 shares of Class A Common Stock.

Eligibility.  Only those directors who, at the time of their election or re-election as directors, are neither officers nor employees of the Company may receive options under the Director Plan.

Exercise Price.  The exercise price of the options granted under the Director Plan is the fair market value of the Class A Common Stock on the date the option is granted. As defined in the Director Plan, the “fair market value” of a share of Class A Common Stock on the date an option is granted will be determined by reference to the closing price of a share of such stock on the NYSE as accurately reported for such date by The Wall Street Journal.  Options granted under the Director plan provide for payment of the exercise price in cash, Class A Common Stock, or a combination of cash and Class A Common Stock. The Company will receive no payment upon the granting of options pursuant to the Director Plan.

Exercise Period.  Each option granted under the Director Plan is exercisable in whole or in part at any time after grant, but not after (i) the date the option holder is no longer a director of the Company if such date occurs on or before the fifth anniversary of the option grant date, or (ii) the tenth anniversary of the option grant if the optionee is and remains a director of the Company through the fifth anniversary of the option grant date, subject to earlier termination of the Option in either case in the event of the sale or merger of the Company. See “Sale or Merger of the Company”, below.

Non-Transferability.  Options granted under the Director Plan may not be transferred by the option holder and during his or her lifetime, may be exercised only by him or her.

Adjustment of Shares.  The Director Plan provides for adjustments of the number of shares of Class A Common Stock available for the grant of options under the Director Plan, the number of shares of Class A Common Stock covered by the options granted under the Director Plan, and the exercise price to reflect any change in the capitalization of the Company, including, but not limited to, changes such as stock splits or stock dividends, mergers, consolidations or other reorganizations.

Sale or Merger of the Company.  If the Company agrees to sell substantially all of its assets, or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Class A Common Stock is converted into another security or into the right to receive securities or other property and such agreement does not provide for the assumption or substitution of the options granted under the Director Plan, each outstanding option shall terminate thirty (30) days after notice by the Board of Directors to the Optionee of the pendency of such event.

Term of the Director Plan.  No option shall be granted under the Director Plan on or after March 14, 2017.

Amendment to the Director Plan.  The Director Plan may be amended by the Board of Directors from time to time to the extent that the Board of Directors deems necessary or appropriate; however, no amendment may be made without approval of the shareholders of the Company (i) to increase the number of shares reserved under the Director Plan, or (ii) to change the class of directors eligible for options under the Director Plan.

Federal Income Tax Consequences.  A description of the federal income tax consequences of participation in the Director Plan under present law is set forth below. This description is only a general summary based on current federal income tax laws, regulations (including certain proposed regulations), and judicial and administrative interpretations thereof. The federal income tax laws and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described herein.

Grant or Exercise.  The grant of an option to a director is not a taxable event. The exercise of an option will result in taxable ordinary income to the director, the amount of such income being equal to the “Spread,” defined as the excess of (i) the fair market value of the shares acquired upon exercise of the option, over (ii) the exercise price of such shares.

Tax Basis.  The Tax Basis in shares acquired upon exercise of any option differs depending on whether the option exercise price is paid in cash or in stock. With a cash exercise, the Tax basis of the acquired shares will be equal to (i) the cash paid, increased by (ii) any amount included in the directors’ gross income as compensation by virtue of the exercise of the option. If shares of stock are exchanged in full or partial payment of the exercise price, the Tax Basis of the number of shares acquired equal to the number exchanged shall be the Tax Basis of those exchanged shares. The shares acquired as part of the exchange which are in excess of the number surrendered have a Tax Basis equal to the amount included in the director’s gross income as compensation by virtue of the exercise of the option.

Sale of Shares.  Depending upon the period the shares are held after exercise, the sale or other taxable disposition of Class A Common Stock acquired upon the exercise of an option will result in a short- or long- term capital gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) the Tax Basis of the shares sold.

Approval of Director Plan.  The adoption of the Director Plan must be approved by a favorable vote of a majority of the shares of Class B Common Stock present and voting at the Annual Meeting. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless the shareholders specify in their proxies a contrary choice. Abstentions, including broker non-votes, will not be counted.

The Board of Directors unanimously recommends a vote FOR the approval of the 2007 Non-Employee Director Stock Option Plan.

PROPOSAL 3 — TO APPROVE THE MANAGEMENT TEAM INCENTIVE COMPENSATION PLAN

General.  On March 14, 2007 the Executive Committee of the Board of Directors adopted the Crawford & Company Management Team Incentive Compensation Plan (the “Incentive Plan”) in the form attached as Appendix B hereto.

The Board of Directors recommends that you vote to approve the proposed 2007 Management Team Incentive Compensation Plan (the “Incentive Plan”). The Board and the Nominating/Corporate Governance/Compensation Committee (the “Committee”) approved the Incentive Plan to help us:

•	Attract, retain, motivate and reward executive employees of Crawford and its subsidiaries and affiliates.

•	Provide to our senior leadership an incentive to outstanding performance.

•	Qualify incentive awards as performance-based compensation so that we will be able to claim tax deductions without limitation under Section 162(m) of the Internal Revenue Code the (“Code”).

As discussed in the Compensation Discussion and Analysis above, our compensation programs are based on a strong pay-for-performance philosophy. A central element of this philosophy has been to link a significant portion of cash compensation to the attainment of our annual financial objectives. The Incentive Plan is intended to continue this direct linkage between our performance and compensation to the persons who are most responsible for such performance.

Code Section 162(m) generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four persons who are named executive officers for proxy disclosure purposes. We intend to structure awards under the Incentive Plan so that the resulting compensation would be qualified “performance-based compensation” eligible for deductibility without limitation under Code Section 162(m). To enable compensation under the Incentive Plan to so qualify for full tax deductibility, we are asking shareholders to approve the Incentive Plan, which approval will be deemed to include approval of the Incentive Plan’s terms relating to eligibility, annual per-person limitations on incentive awards, and the business criteria upon which performance goals may be based.

Description of the Incentive Plan

The following description of the Incentive Plan is qualified in its entirety by the provisions of the Incentive Plan, a copy of which is attached as Appendix B to this Proxy Statement.

The Incentive Plan authorizes the Committee to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards. Employees of the Company and its subsidiaries and affiliates who are or may become executive officers are eligible for selection for participation in the Incentive Plan. Currently, we have sixteen (16) employees who are or may become executive officers who are eligible for participation in the Incentive Plan.

Particular restrictions will apply to any authorization of an award intended to qualify as “performance-based compensation” under Section 162(m). Performance goals and related terms of such an award must be established during the first 90 days of the performance period, and during the first 25% of any performance period shorter than one year. The Committee must specify the amounts that may be earned corresponding to particular levels of performance. The Incentive Plan permits the Committee to measure performance using a variety of business criteria, including the following:

•	Revenues growth or revenues, including revenues from specified sources (e.g., fee revenues) or by specified business units or sales forces, and including revenues above a specified hurdle;

•	gross profit or pre-tax profit;

•	operating earnings, pre-tax income, earnings before or after taxes, earnings before or after minority interests, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or fully diluted);

•	return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), operating cash flow, net cash provided by operating activities, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	economic value created or economic profit;

•	operating margin or profit margin;

•	shareholder value creation measures, including but not limited to stock price or total shareholder return;

•	revenues from specific assets, projects or lines of business;

•	targets relating to expense or operating expense, working capital targets, or operating efficiency; and

•	strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to client satisfaction, market penetration, market share, geographic business expansion, operating goals, cost targets, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of assets, subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance with respect to any business criteria that will determine the amount earned under a performance award. Performance may be measured in absolute terms, as a goal relative to performance in prior periods (for example, growth in the performance measure over the prior year), or as a goal compared to the performance of one or more comparable companies or businesses or an index covering multiple companies, or in other ways specified by the Committee.

A participant may potentially earn incentive awards up to his or her “annual limit” in any calendar year. The annual limit for each individual is $10 million plus the amount of the participant’s unused annual limit as of the close of the previous calendar year. A participant uses up his or her annual limit in a given year based on the maximum potential amount of the incentive award authorized by the Committee, even if the actual amount earned is less than the maximum.

Upon completion of a performance period, the Committee must determine the level of attainment of the pre-set performance goals and that other material requirements have been met before any incentive award may be paid out. For participants whose awards are intended to qualify for full tax deductibility under Section 162(m) and in the absence of a termination of employment or change in control, the Committee retains discretion to adjust incentive awards downward, but not upward to a level in excess of the pre-set amount earned through actual performance, in determining the final award amount. For other participants, both upward or downward adjustments are permitted.

Payments under the Incentive Plan may be made either in cash, common stock of any class, or other forms of equity awards, as determined by the Committee, with any common stock or other equity awards to be drawn from our Executive Stock Bonus Plan or other compensation plan providing for share-based awards as may then be in effect. No shares of common stock are specifically reserved under the Incentive Plan itself.

The Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a change in control, termination of employment or other events. However, the Incentive Plan provides that, in the event of death or disability, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance as measured over the whole performance period, unless otherwise determined by the Committee. For awards intended to qualify under Section 162(m), the applicable regulations may preclude authorizing a payout of awards upon retirement or a voluntary termination of employment if the performance goal is not in fact achieved.

The Committee has authority to amend, alter, suspend, or terminate the Incentive Plan, but significant changes must be approved by the Board. In addition, an amendment or modification must be approved by shareholders if such approval is required to preserve the qualification of the Incentive Plan under Section 162(m). Under this standard, however, amendments that might broaden eligibility or increase our cost in providing the Incentive Plan would not necessarily require shareholder approval.

The Incentive Plan contains provisions intended to promote the protection of our business. A participant generally will forfeit awards and certain gains resulting from awards if he or she has taken actions harmful to Crawford. These forfeitures will be triggered if we file financial statements that are in error and must be corrected by a restatement, where the filing resulted from misconduct caused by the participant or which the participant failed to prevent through gross negligence. Forfeitures will apply to incentive awards that the participant earned either by performance during the period covered by the erroneous financial report or during the 12-month period following the filing of such report, and any award granted during the 12 months after the filing of the erroneous report and during any additional period until the restatement is filed. The Incentive Plan authorizes the Committee to impose other forfeiture provisions for the protection of our business, including conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business.

Nothing in the Incentive Plan would preclude the Committee or Board from authorizing payment of other compensation, including bonuses based upon performance, to executive officers and other employees outside of the Incentive Plan. The Incentive Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

Federal Income Tax Consequences

Payment of cash or issuance of freely transferable shares to a participant in settlement of an award generally will result in recognition by the participant of ordinary income for federal income tax purposes. In the case of shares delivered in settlement, the ordinary income would be equal to the fair market value of the shares at that settlement date. The Committee may permit a participant to elect to defer settlement, or may impose a deferral period beyond the date on which the risk of forfeiture of the award lapses, which in most cases would cause the award to be subject to additional requirements under recently enacted Code Section 409A. We intend to structure such awards in a way that would meet the applicable requirements under Section 409A.

New Plan Benefits Under the Incentive Plan

Awards under the Incentive Plan will be granted in the discretion of the Committee. The recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to incentive awards under the current programs is presented above in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table”, and in the text accompanying those Tables and the Compensation Discussion and Analysis.

In the event shareholders disapprove the proposed Incentive Compensation Plan, incentive awards will not be granted or paid out under the Incentive Plan.

The Board of Directors unanimously recommends a vote FOR the approval of the 2007 Management Team Incentive Compensation Plan of Crawford & Company.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to serve as independent auditors for the Company for the fiscal year 2007. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment. Despite the selection of Ernst & Young LLP as the Company’s independent auditors and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to select another auditor for 2007, without further shareholder action. A representative of Ernst  & Young LLP will be present at the meeting and will be given an opportunity to make a statement, if he or she desires, and to respond to questions. In addition, a report of the Audit Committee in connection with the independence of the auditors, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides some other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2006 and 2005:

	2006	2005

Audit fees(1)	$2,835,000	$2,160,000
Audit related fees(2)	311,000	217,450
Tax fees(3)	237,000	256,000
All other fees	—	—

Total	$3,383,000	$2,633,450

(1)	Audit fees include annual financial statement audit, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit related fees include: employee benefit plan audits, SAS 70 reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered by Ernst & Young LLP for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves in addition to all audit services, all non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

Shareholder Vote

The proposal to ratify the appointment of Ernst & Young LLP to serve as independent auditors for the year 2007 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Votes cast against and abstentions on this matter will be counted as votes against the matter. Because this is a routine matter, broker non-votes will not change the number of votes cast for or against the matter. If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of the independent auditors for 2007 will be determined by the Audit Committee of the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the approval of Ernst & Young LLP as the Company’s independent auditors for 2007.

PROPOSAL 5 — SHAREHOLDER PROPOSAL

William Steiner, 112 Abbottsford Gate, Piermont, N.Y., 10968, a shareholder of Crawford & Company owning 4,150 shares of Class B Common Stock, proposes the adoption of the following resolution, which is quoted verbatim below.

“MAXIMIZE VALUE RESOLUTION

Resolved that the shareholders of Crawford & Co. B Corporation urge the Crawford & Co. B Board of Directors to arrange for the prompt sale of Crawford  & Co. B to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Crawford & Co. B shareholders the opportunity to send a message to the Crawford & Co. B Board that they support the prompt sale of Crawford & Co. B to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Crawford & Co. B shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Crawford & Co. B Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Crawford & Co. B should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION”

The Company’s Statement in Opposition

The Board believes the proposed action is not in the best interest of the Company or its shareholders and recommends a vote against the resolution. The Board fully recognizes its obligation to maximize long-term shareholder value; however, the Board unanimously opposes the view that the way to maximize value is to put the Company up for sale in an auction process. Our shareholders concurred with our recommendation at the 2004 Annual Meeting where Mr. Steiner presented a similar proposal, with 21,646,926 shares voting against such proposal and only 833,360 shares in favor.

Shareholder Vote

Approval of the “Maximize Value Resolution” requires the affirmative vote of a majority of shares of the Company’s stock present in person or represented by proxy and entitled to vote at the annual meeting.

The Board of Directors unanimously recommends a vote AGAINST the “Maximize Value Resolution.”

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee (the “Committee”) has reviewed and discussed with the Company’s management and the independent auditors the audited financial statements to be contained in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2006. Management is responsible for the financial statements and the reporting process, including the system of internal controls. Independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Audit Standards No. 61, Communications with Audit Committee, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosure required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In determining the independence of the auditors, the Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein. The Committee held five meeting during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for 2007, with this selection to be ratified by the shareholders.

ROBERT T. JOHNSON, CHAIRMAN
J. HICKS LANIER
LARRY L. PRINCE
JAMES D. EDWARDS

FORM 10-K

The Crawford & Company Annual Report on Form 10-K for 2006, filed with the Securities and Exchange Commission, is available free of charge upon written request to the Secretary, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site www.crawfordandcompany.com.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2008 Annual Meeting of the Shareholders must be received by the Company no later than November 29, 2007 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934 and the By-laws of the Company, the Board of Directors may exercise discretionary voting authority at the 2008 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to November 29, 2007 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The minutes of the Annual Meeting of Shareholders held on May 2, 2006 will be presented at the Annual Meeting, but it is not intended that action taken under the Proxy will constitute approval of the matters referred to in such minutes. The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters come before this meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more employees of the Company. The Company may also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class A or Class B Common Stock.

March 28, 2007

APPENDIX A

CRAWFORD & COMPANY
2007 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1.  Plan Established.  Crawford & Company, a Georgia corporation, hereby adopts as of the 14th day of March, 2007, this 2007 Non-Employee Director Stock Option Plan, pursuant to which Non-Employee Directors of the Company shall be granted Options to purchase shares of the Class A Common Stock of the Company; provided that no Option shall be granted under the Plan until shareholder approval of the Plan has been obtained and provided further that the Plan will terminate if shareholder approval is not received for the Plan within twelve (12) months after the date first written above.

Section 2.  Purpose of Plan.  The purpose of the Plan is to strengthen the Company by providing to Non-Employee Directors added incentives for high levels of performance and to encourage stock ownership in the Company on a basis consistent with that provided to key employees, including employee directors, under the Company’s stock option and stock purchase plans. The Plan seeks to accomplish these goals by providing a means whereby these Non-Employee Directors shall be given an opportunity to purchase, by way of option, shares of Stock of the Company.

Section 3.  Definitions:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Company” means Crawford & Company, a Georgia corporation and any successor to such corporation.

(d) “Fair Market Value” means the closing price for a share of Stock on the New York Stock Exchange (or if Stock is no longer traded on the New York Stock Exchange, on the exchange or quotation system which reports or quotes the closing price for a share of Stock) as accurately reported for any date (or, if no shares of Stock are traded on such date, for the immediately preceding date on which shares of Stock were traded) by The Wall Street Journal (or if The Wall Street Journal no longer reports such price, in a newspaper or trade journal selected by the Board).

(e) “Non-Employee Director” means any member of the Board who is not, at the time of grant of an Option, an employee or officer of the Company.

(f) “Option” means any option awarded under this Plan.

(g) “Optionee” means any Non-Employee Director awarded an Option.

(h) “Plan” means this Crawford & Company 2007 Non-Employee Director Stock Option Plan, as amended from time to time.

(i) “Stock” means the Class A Common Stock of the Company.

Section 4.  Eligibility.  Each Non-Employee Director shall be eligible to and shall receive Options on (i) the day of the shareholder meeting of the Company at which the Plan is approved for all Non-Employee Directors elected or re-elected to the Board at that meeting; (ii) the day of first election to the Board for all individuals who are not members of the Board on the date of shareholder approval of the Plan; and (iii) on the day of each annual meeting of the shareholders of the Company following shareholder approval of the Plan and in which the Non-Employee Director is re-elected to the Board.

Section 5.  Grant of Options.  Options shall be granted for the indicated number of shares of Stock to each eligible Non-Employee Director as follows:

(i) 15,000 shares on the day of first election to the Board; and

(ii) 3,000 shares on the day of re-election to the Board after shareholder approval of the Plan.

Section 6.  Shares Subject to the Plan.  The maximum aggregate number of shares in respect to which Options may be granted is 450,000 shares of Stock. The maximum aggregate number of shares is subject, however, to increase or decrease pursuant to the provisions of Section 13. If any Option will terminate for any reason without having been exercised in full, the shares applicable to the unexercised portion of the Option will become available for other Options under this Plan, unless the Plan is then terminated.

Section 7.  Term of Plan.  The Plan will continue for a period of ten (10) years from the date upon which it is approved by the Shareholders of the Company; provided, however, that the Board or Shareholders may terminate the Plan at any time within their absolute discretion. No such termination, other than as provided for in Section 14, will in any way affect any Option then outstanding.

Section 8.  Option Price.  The option price of the shares under each Option shall be the Fair Market Value of the shares on the date of the grant of the Option.

Section 9.  Exercise of Options.   Each Option shall be exercisable at any time after grant and before termination in accordance with Sections 11 and 14 by delivery to the Company’s Corporate Secretary of a notice of exercise, together with payment in accordance with Section 10.

Section 10.  Payment of the Option Price.

(a) Full payment of the option price for the number of shares specified in the notice of exercise delivered pursuant to Section 9 shall accompany such notice of exercise.

(b) The option price may be paid (i) in cash or certified check; (ii) by delivery to the Company of shares of Stock with a Fair Market Value on the exercise date equal to the option price; or (iii) by any combination of (i) or (ii).

Section 11.  Termination of the Option.   Subject to Section 14, each Option shall terminate on:

(i) the date on which the Optionee is no longer a Non-Employee Director, but only if such date occurs prior to the fifth anniversary of the grant date of the Option; or

(ii) if the Optionee remains a Non-Employee Director through the fifth anniversary of the grant date of the Option, on the tenth anniversary of the grant date of the Option.

Section 12.  Non-Transferable.   No Option will be assignable or transferable except by will or by laws of descent and distribution. Any other attempted assignment or transfer, or any attempted pledge, hypothecation or other disposition of, or levy of any execution, attachment or similar process upon any Option will be null and void and without effect. During the lifetime of an Optionee, the Option will be exercisable only by the Optionee.

Section 13.  Change in Capitalization.   If the outstanding shares of Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an adjustment will be made in the number and kind of shares as to which Options may be granted and a corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options, or portions thereof, which will have been granted prior to any such change will likewise be made. Any such adjustment, however, in an outstanding Option will be made without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the number of shares and price for each share subject to the Option. Adjustments under this Section will be limited to and be on the same basis as those made under the Company’s 1997 Key Employee Stock Option Plan. No fractional shares of Stock will be issued under the Plan on account of any such adjustment.

Section 14.  Mergers or Consolidations.   Not less than thirty (30) days prior to the dissolution or liquidation of the Company or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving or resulting corporation, or a sale of substantially all of the assets of the Company to another person, or a reverse merger in which the Company is the surviving corporation but the shares of the Stock outstanding immediately preceding the merger are to be converted by virtue of the merger to other property (a “Terminating Event”), the Board shall notify each Optionee of the pendency of the Terminating Event. Upon the date thirty (30) days after delivery of the notice, any Option or portion thereof not exercised will terminate, and upon the effective date of the Terminating Event, the Plan will terminate, unless provision is made in connection with the Terminating Event for assumption of Options previously granted, or substitution for such Options of new options offering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the option of the successor corporation or parent or subsidiary corporation, with appropriate adjustments as to the number and kind of shares and prices.

Section 15.  Disposition of Shares.   Any Optionee who acquires Stock pursuant to an Option will, so long as he or she remains a member of the Board, be obligated to advise the Company in the case of each sale or other disposition of any Stock so acquired, such advice to be given to the Company’s Corporate Secretary immediately upon the occurrence of any such sale or other disposition.

Section 16.  Option Certificate.   Each Option granted will be evidenced by a written Option Certificate executed on behalf of the Company in the form attached as Exhibit “A” hereto.

Section 17.  Amendment of Plan and Options.   The Board may only make changes in the Plan with the approval of the shareholders of the Company, other than changes required by the Code, federal securities laws, or rules and regulations promulgated thereunder. No change in the terms and conditions of any Option may be made without the consent of the Optionee.

Section 18.  Applicable Law; Severability; Interpretation.   The Plan will be construed, administered, and governed in all respects in accordance with the laws of the State of Georgia. If any provision of the Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective. For purposes of this Plan, references to the masculine shall include the feminine, reference to the singular shall include the plural, and references to the plural shall include the singular.

Section 19.  Shares Reserved.   The Company shall at all times during the term of the Plan reserve and keep available the number of shares of Stock as will be sufficient to satisfy the requirements of the Plan, and will pay all fees and expenses necessarily incurred by the Company in connection therewith.

Section 20.  No Shareholder Rights.   No Optionee shall have any rights as a shareholder of the Company as a result of the grant of an Option to him or her under this Plan or his or her exercise of such Option pending the actual delivery of Stock subject to such Option to such Optionee.

Section 21.  Titles.   Titles are provided in this Plan for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

On this 14th day of March, 2007, I hereby certify that the foregoing Plan was duly adopted by the Executive Committee of the Board of Directors on this date.

Allen W. Nelson
Corporate Secretary

(Corporate Seal)

On this     day of May, 2007, I hereby certify that the foregoing Plan was duly approved by the shareholders on May   , 2007.

Allen W. Nelson
Corporate Secretary

(Corporate Seal)

APPENDIX B

CRAWFORD & COMPANY
2007 MANAGEMENT TEAM INCENTIVE COMPENSATION PLAN

1.	GENERAL

This 2007 Management Team Incentive Compensation Plan (the “Plan”) of Crawford & Company (the “Company”) authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).

2.	DEFINITIONS

In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

(a) “Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

(b) “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.

(c) “Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

(e) “Committee” means the Nominating/Corporate Governance/Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.

(f) “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is granted. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.

(g) “Participant” means an employee participating in this Plan.

(h) “Performance Goal” means the Company, business unit or individual performance objectives or accomplishments required as a condition to the earning of an Award Opportunity.

(i) “Performance Period” means the period, specified by the Committee, over which an Award Opportunity may be earned.

(j) “Termination of Employment” means the termination of a Participant’s employment with the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3.	ADMINISTRATION

(a) Administration by the Committee.  The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Authority.  Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an “outside director” as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more “outside directors.” Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an “outside director.” The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law, provided that no such delegation shall be permitted if it (i) would cause Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) would result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934.

(c) Limitation of Liability.  Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	ELIGIBILITY

Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee as eligible to participate in this Plan.

5.	PER-PERSON AWARD LIMITATION

Award Opportunities granted to any one eligible employee shall be limited such that the amount that may be potentially earned under the Plan for performance in any one calendar year shall not exceed the Participant’s Annual Limit. For this purpose, the Annual Limit shall equal $10 million plus the amount of the Participant’s unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) “potentially earned means that, if the Performance Goal or Goals are satisfied in that year, the Award Opportunity is no longer subject to further risk of forfeiture related to performance, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s

Annual Limit is used to the extent an amount may be potentially earned under an Award, regardless of whether such amount is in fact earned or paid.

6.	DESIGNATION AND EARNING OF AWARD OPPORTUNITIES

(a) Designation of Award Opportunities and Performance Goals.  The Committee shall select employees to participate in the Plan and shall designate the Performance Period and, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The following terms will apply to Award Opportunities:

(i) Specification of Amount Potentially Earnable.  Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.

(ii) Denomination of Award Opportunity; Payment of Award.  Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of any class of the Company’s common Stock and/or to settle an Award Opportunity in shares of such Common Stock if and to the extent that shares of the Company’s Common Stock are authorized for use in incentive awards and available under the Executive Stock Bonus Plan or another Company compensation plan (approved by shareholders to the extent required under applicable rules of the New York Stock Exchange).

(b) Limitations on Award Opportunities and Awards for Covered Employees.  If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:

(i) Performance Goal.  The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The Performance Goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27(e) and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) Revenues growth or revenues, including revenues from specified sources (e.g., fee revenues) or by specified business units or sales forces, and including revenues above a specified hurdle; (2) gross profit or pre-tax profit; (3) operating earnings, pre-tax income, earnings before or after taxes, earnings before or after minority interests, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), operating cash flow, net cash provided by operating activities, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) shareholder value creation measures, including but not limited to stock price or total shareholder return; (11) revenues from specific assets, projects or lines of business; (12) targets relating to expense or operating expense, working capital targets, or operating efficiency; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to client satisfaction, market penetration, market share, geographic business expansion, operating goals, cost targets, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of assets, subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., growth in the performance measure), or as a goal compared to the performance of one or more comparable companies or businesses or an index covering multiple companies or an industry.

(iii) Performance Period and Timing for Establishing Performance Goals.  The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the time 25% of such Performance Period has elapsed.

(iv) Annual Incentive Awards Granted to Covered Employees.  The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.

(v) Changes to Amounts Payable and Other Award Terms.  Any acceleration of earning or settlement, deferral of settlement, or other event that would change the risk of forfeiture, performance period, or form or timing of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(c) Additional Participants and Award Opportunity Designations During a Performance Period.  At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

(d) Determination of Award.  Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of the Award to a level exceeding the level of actual earning of the Award Opportunity (i.e., based on actual achievement of the Performance Goal subject Section 6(b)) is permitted, and (ii) any discretionary adjustment is subject to Section 5, Section 8 and other applicable limitations of the Plan. Unless otherwise determined by the Committee or as provided under Section 8(a), the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d), and no Participant shall have a legal right to receive an Award until such determination has been made.

(e) Written Determinations.  Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

(f) Other Terms of Award Opportunities and Awards.  Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, Termination of Employment, or other event prior to the end of a Performance Period or settlement of an Award, provided that, without the consent of an affected Participant, a change to a previously specified term, if such change is materially adverse to the Participant, is authorized only to the extent the Committee preserved its discretion to make such change. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or Termination of Employment need not qualify as performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or Termination of Employment occurred.

(g) Adjustments.  The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. In the event of an equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award Opportunity and/or Award (including any performance goal based on market price per share and any Award Opportunity or Award denominated in Common Stock) which shall preserve without enlarging the value of the Award Opportunity or Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth at the time of initial authorization of the Award Opportunity in any document or controlling pronouncement of the Committee limiting this right.

7.	SETTLEMENT OF AWARDS.

(a) Deferrals.  The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.

(b) Settlement of Award.  Any non-deferred Award shall be paid and settled by the Company within 60 days after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.

(c) Tax Withholding.  The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Common Stock or other property.

(d) Non-Transferability.  An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.

8.	EFFECT OF TERMINATION OF EMPLOYMENT.

Except to the extent set forth in subsections (a) and (b) of this Section 8 and subject to Section 6(f), upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

(a) Disability or Death.  If Termination of Employment of the Participant is due to the Participant’s permanent disability or death, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which Termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled. For purposes of the Plan, the existence of a “permanent disability” shall be determined by, or in accordance with criteria and standards adopted by, the Committee. The foregoing notwithstanding, the Committee may limit or expand the Participant’s rights upon disability or death with respect to a given Award Opportunity.

(b) Other Terminations.  In connection with any Termination of Employment other than due to death or disability, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period for which the Committee has not yet determined the extent to which an Award has been earned, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter, subject to Section 6(f).

9.	ADDITIONAL FORFEITURE PROVISIONS APPLICABLE TO AWARDS.

(a) General. The Committee may impose as a condition of Award Opportunities and Awards, and as a condition of a Participant’s right to receive or retain cash, Stock, or other property in connection with an Award, (i) requirements that the Participant comply with specified conditions relating to non-competition, confidentially of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following Termination of Employment or service to the Company, and (ii) requirements that, if any such amounts were earned based on performance that is thereafter adversely affected by a restatement of financial statements or financial information, that such amounts shall be subject to forfeiture as specified by the Committee. Any forfeiture or related provisions authorized under this Section 9 shall be specified as a term of the Award by the Committee not later than the expiration of 25% of the relevant Performance Period, except as consented to by the Participant.

(b) Forfeitures Resulting from Financial Reporting Misconduct.  Unless otherwise provided by the Committee under Section 9(a), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant, knowingly or through gross negligence, caused or failed to prevent such misconduct, the Participant (i) shall forfeit any Award Opportunity or Award that was or would be deemed to be earned in whole or in part based on performance during either the period covered by the noncompliant financial report or during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the non-compliant financial report; and (ii) shall forfeit any other Award that was granted hereunder during the 12-month period following such first public issuance or filing of the non-compliant financial report and thereafter until the accounting restatement correcting such non-compliant financial report has been filed. For purposes of this Section 9(b), (A) if an Award subject to forfeiture has become vested or settled, the Participant will be liable to repay the net gain he or she realized from the Award, and (B) the term “misconduct” and other terms shall have meanings and be interpreted in a manner consistent with the meanings and interpretation of such terms under Section 304 of the Sarbanes-Oxley Act of 2002.

10.	GENERAL PROVISIONS.

(a) Changes to this Plan.  The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of shareholders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the legal rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

(b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans.  Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

(c) Unfunded Status of Participant Rights.  Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(d) Nonexclusivity of the Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(e) No Right to Continued Employment.  Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(f) Severability.  The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

(g) Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(h) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(i) Effective Date of Plan; Shareholder Approval; Termination of Plan.  This Plan shall be effective as of March   , 2007. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation § 1.162-27(e)(4), to shareholders for approval at the Company’s 2007 Annual Meeting of Shareholders, and the Plan shall be terminated without any Award being deemed earned in the event shareholders decline to approve it at that Annual Meeting. If approved by shareholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee (provided that reapproval of the business criteria specified in Section 6(b)(ii) may be required under Code Section 162(m) every five years in order for compensation to Covered Employees thereafter to be fully deductible).

CRAWFORD & COMPANY
PROXY
Annual Meeting of Shareholders To Be Held May 3, 2007. This Proxy is Solicited by the Board of Directors.

The undersigned hereby appoints T. W. Crawford, W. B. Swain and A. W. Nelson, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Crawford & Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Crawford & Company to be held in the Home Office Building of Crawford & Company, 5620 Glenridge Drive, N.E., Atlanta, Georgia on May 3, 2007 at 2:00 P.M., and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and upon any other business that may properly come before the meeting or any adjournment or postponement thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting. Said proxies are directed to vote on the matters described in the accompanying Proxy Statement as follows, and otherwise in their discretion:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. AND “AGAINST” PROPOSAL 5.

1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below).

☐	FOR all nominees listed below (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:  J. H. Lanier, J. C. Crawford, L. L. Prince, E. J. Wood, III, C. H. Ridley, R. T. Johnson, J. D. Edwards, T. W. Crawford, and P. G. Benson.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name of nominee in the space provided below)

2. Proposal to approve the adoption of the Crawford & Company 2007 Non-Employee Director Stock Option Plan.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
3. Proposal to approve the adoption of the Crawford & Company 2007 Management Team Incentive Compensation Plan.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
4. Proposal to approve the ratification of Ernst & Young LLP as the independent auditors of the Company for the 2007 fiscal year.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
5. Shareholder Proposal entitled the “Maximize Value Resolution”.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH ABOVE.

     The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 28, 2007.
Dated: _ _, 2007
Signature of Shareholder

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.